SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): AUGUST 8, 1997


                              XPEDITE SYSTEMS, INC.
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             (Exact Name of Registrant as specified in its charter)



          DELAWARE                       0-23394                22-2903158
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(State or other jurisdiction        (Commission File           (IRS Employer
      of incorporation)                  Number)            Identification No.)



                   446 HIGHWAY 35, EATONTOWN, NEW JERSEY 07724
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               (Address of Principal Executive Offices) (Zip Code)



       Registrant's telephone number, including area code: (908) 389-3900



                                 NOT APPLICABLE
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          (Former name or former address, if changed since last report)

Item 5. Other Events

     Xpedite Systems, Inc., a Delaware corporation ("XSI" or the "Registrant"), and Xpedite Acquisition Corp., a Delaware corporation ("Acquisition Corp."), whose stockholders will include UBS Partners LLC (an affiliate of UBS Capital
LLC), Fenway Partners, Inc. and certain members of XSI's senior management (the "Management Buyers"), have entered into an Agreement and Plan of Merger dated as of August 8, 1997 (the "Merger Agreement") under which Acquisition Corp. will merge with and into XSI for a cash purchase price of $23.25 per share (including shares issued upon the exercise of incentive stock options) of XSI common stock, $0.01 par value per share (the "Common Stock"), which values XSI at approximately $250 million including existing indebtedness. The Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated by reference herein.

     Concurrently with the execution of the Merger Agreement, certain stockholders of XSI, including the members of the Board of Directors, the Management Buyers, certain funds managed by Patricof & Co. Ventures, Inc. ("Patricof"), and David, Stuart and Robert Epstein (collectively, the "Epstein Family"), each entered into individual Stockholder Agreements (the "Stockholder Agreements"), dated as of August 8, 1997 with XSI and Acquisition Corp. Each Stockholder Agreement provides, among other things, that the stockholder party thereto will vote his or its shares, among other things, in favor of the merger of Acquisition Corp. with and into XSI (the "Merger"), the approval of the Merger Agreement and the approval of certain amendments to XSI's certificate of incorporation. Pursuant to the Stockholder Agreement, each stockholder gives Acquisition Corp. his or its irrevocable proxy to vote his or its shares, among other things, in favor of the matters referred to above and agrees to certain restrictions on transfer with respect to his or its shares. There are an aggregate of 4,164,486 shares of Common Stock (on a fully-diluted basis) subject to the Stockholders Agreements. A form of Stockholder Agreement is filed herewith as Exhibit 4.1 and is incorporated by reference herein.

     In addition, PHJ&W No. 2 Limited, an English corporation and a wholly-owned subsidiary of XSI ("UK Acquisition Corp."), Xpedite Systems Limited, an English corporation ("XSL"), and the shareholders of XSL have entered into a Share Purchase Agreement (the "UK Agreement") dated as of August 8, 1997 pursuant to which UK Acquisition Corp. will acquire all of the outstanding share capital of XSL for $87 million, subject to certain adjustments (the "XSL Acquisition"). The XSL Acquisition is expected to be completed simultaneously with the Merger. However, the XSL Acquisition is not conditional upon the completion of the Merger. The UK Agreement is filed herewith as Exhibit 2.2 and is incorporated by reference herein.

     The Merger Agreement, which is subject to completion of contemplated financing and the closing of the XSL Acquisition, requires XSI shareholder and regulatory approvals. The closing of the Merger Agreement is also subject to, among other things, there being no regulatory change that would materially and adversely affect XSI's ability to account for the merger using "recap accounting". To assist XSI in qualifying for "recap accounting" treatment, certain of the Management Buyers have agreed to retain certain of their shares of XSI common stock in the merger in lieu of receiving cash therefor. In connection with the stockholder vote on the Merger Agreement, XSI stockholders will be offered the opportunity to retain all, but not less than all, of their shares of XSI common stock in the merger in lieu of receiving cash therefor. The Merger Agreement provides that an aggregate of 205,000 shares of XSI common stock may be retained in the merger by stockholders other than the Management Buyers; in the event holders of more than 205,000 shares of XSI common stock elect to retain their shares, the number of shares to be retained by such stockholders will be reduced on a pro rata basis to an aggregate of 205,000 shares. If holders of fewer than 205,000 shares of XSI common stock elect to retain their shares, the Epstein Family and Patricof have agreed to retain, on a pro rata basis, a number of their shares of XSI common stock equal to 205,000 minus the number of shares of XSI common stock that stockholders other than the Management Buyers have elected to retain.

     The Board of Directors of XSI has, by unanimous vote of the directors voting, approved the Merger Agreement and the UK Agreement. Both transactions are expected to close in the fourth quarter of this year.


Item 7. Financial Statements and Exhibits.

        (a)   Exhibits.

        2.1 Agreement and Plan of Merger, dated as of August 8, 1997, by and between the Registrant and Acquisition Corp.

        2.2 Share Purchase Agreement, dated as of August 8, 1997 among UK Acquisition Corp., XSL and the Shareholders of XSL.

        4.1 Stockholder Agreement, dated as of August 8, 1997, among the Registrant, Acquisition Corp. and Roy B. Andersen, Jr.

        99.1  Press release dated August 8, 1997.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  XPEDITE SYSTEMS, INC.



                                  By:     /s/ Roy B. Andersen, Jr.
                                          --------------------------------------
                                          Roy B. Andersen, Jr.
                                          President and Chief Executive Officer

Date: August 12, 1997

                                  EXHIBIT INDEX


                                                                  Sequentially
Exhibit No.                   Description                         Numbered Page
-----------                   -----------                         -------------

   2.1          Agreement  and Plan of  Merger,  dated as of
                August  8,   1997,   by  and   between   the
                Registrant and Acquisition Corp.

   2.2          Share Purchase Agreement, dated as of August
                8, 1997 among UK Acquisition Corp., XSL and the Shareholders of XSL.

   4.1          Stockholder Agreement, dated as of August 8,
                1997,  among  the  Registrant,   Acquisition
                Corp.  and Roy B.  Andersen,  Jr.

  99.1          Press release dated August 8, 1997.